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                                                                    Exhibit 99.1

DECEMBER 18, 2001                  CONTACT:  TIMOTHY W. BAKER, EVP,CFO
FOR IMMEDIATE RELEASE                        PHOTOELECTRON CORPORATION
                                             TBAKER@PHOTOELECTRON.COM
                                             PHONE: (781) 861-2069


      PHOTOELECTRON CORPORATION CLOSES $5 MILLION FIRST PHASE OF FINANCING


Lexington, Mass. Photoelectron Corporation (PeC) (AMEX:PHX) announced today that it has closed on a $5 million first phase convertible debenture financing with PYC Corporation, the Company's largest stockholder. The Company is currently in negotiations with other potential investors to provide additional financing on similar terms. The debentures mature May 1, 2005 and bear interest at a rate of 6% per annum. The debentures can be converted into common shares of the Company at the option of the holder at the conversion price of $3.25 per share.

Timothy W. Baker, Photoelectron's Executive Vice President and Chief Financial Officer commented, "We are very pleased to have completed the first phase of our current financing plan. The financial support of the organization is a continued vote of confidence by our investors in our products, technology and opportunity for growth. The financing will afford the company the stability to continue to support development and commercialization of the Company's miniature X-ray technology."

The Company anticipates that the proceeds of the PYC investment together with projected revenues will be sufficient to fund the operations of the Company through the 2002 fiscal year.

ABOUT PHOTOELECTRON

Established in 1989 and based in Lexington, Massachusetts, PeC has focused its development efforts on creating miniature x-ray systems for a variety of applications. The initial focus of the Company involved extensive research and development to miniaturize an x-ray system for cancer treatment. The expertise and technology developed during this process has enabled the Company to develop x-ray systems for multiple medical and industrial market applications. The company's Web site is located at www.photoelectron.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995; Any statements which are not historical facts contained in this release are forward looking statements that involve risk and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, the validity and enforceability of intellectual property rights, the outcome of government regulatory proceedings, competitive products, risks in product and technology development, the ability to complete transactions, and other risks identified in the Company's Securities and Exchange Commission filings.


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